JOURNAL COMMUNICATIONS, INC.
                         Subsidiaries of the Registrant

The following list shows the significant subsidiaries of the Company as of March 9, 2001, their respective states of incorporation and the percentage of voting securities of each subsidiary owned by its immediate parent. All companies listed have been included in the consolidated financial statements filed herewith.

                                                           Percent of Voting
                                        State              Securities Owned
Subsidiary                              of Incorporation   by Registrant
----------                              ----------------   -------------
Journal Sentinel Inc.                      Wisconsin       100% by Registrant
Journal Broadcast Corporation*
   (d/b/a Journal Broadcast Group)          Nevada         100% by Registrant
NorthStar Print Group, Inc.                 Wisconsin      100% by Registrant
Add, Inc.                                   Wisconsin      100% by Registrant
NorLight Telecommunications, Inc.           Wisconsin      100% by Registrant
IPC Communication Services, Inc.*           Michigan       100% by Registrant

-----------------------------------

*Journal Broadcast Corporation has four (4) subsidiaries operating in the United States and IPC Communications, Inc. has one (1) subsidiary operating in France and a subsidiary to begin operations in Dublin, Ireland.

On January 1, 2001, a merger took place to combine NorLight Telecommunications, Inc. and PrimeNet Marketing Services, Inc. PrimeNet Marketing Services, Inc. was formerly a wholly-owned subsidiary of the Company. Also on January 1, 2001, Label Products & Design, Inc. merged into NorthStar Print Group, Inc. Label Products & Design was formerly a wholly-owned subsidiary of NorthStar Print Group, Inc.

The Company has no controlling parent. Twenty-five million nine hundred and twenty thousand (25,920,000) shares, or ninety percent (90%), of the Company's issued common stock at March 9, 2001, are owned of record by the Trust. The right to vote these shares in most instances resides in the unitholders. Accordingly, the Company is not controlled by the Trust and does not consider it to be a "parent" of the Company within the meaning of Regulation 12b-2. See Item 12 "Security Ownership of Certain Beneficial Owners and Management."

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